SUPPLEMENTAL AGREEMENT TO

SECURITIES PURCHASE AGREEMENT

This SUPPLEMENTAL AGREEMENT TO SECURITIES PURCHASE AGREEMENT (this "**Agreement**") is made and entered into on July 31, 2023 by and between:

(a) BaiJiaYun Group Ltd, a limited liability company organized under the laws of Cayman Islands ("**BaiJiaYun**"); and

(b) Aoji Holdings Co., Ltd, a limited liability company organized under the laws of British Virgin Islands ("**Aoji**").

Hereinafter collectively referred to as the "**Parties**" and individually as a "**Party**".

WHEREAS,

(a) BaiJiaYun and Aoji entered into a Securities Purchase Agreement (the "**Security Purchase Agreement**"), pursuant to which, upon the terms and subject to the conditions set forth therein, Aoji will purchase the Subject Securities and pay the consideration no later than 6 months after the Closing Date; and

(b) Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.1 The payment time agreed in Section 2.2 (b) of the Securities Purchase Agreement is extended to three years after the Closing Date.

1.2 Notwithstanding any provisions of the Securities Purchase Agreement to the contrary therein, (1) each of this Agreement and the Securities Purchase Agreement, and any dispute, controversy or claim arising out of or in connection with it or its subject matter, shall be governed by, and construed in accordance with, the Laws of the PRC (without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction), and (2) any dispute arising from or in connection with this Agreement and the Securities Purchase Agreement shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC's arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

1.3 Save as expressly modified herein, all provisions of the Securities Purchase Agreement shall remain and continue to be of full force and effect. In the event of any conflict arising between the terms of this Agreement and those of the Securities Purchase Agreement, the terms of this Agreement shall prevail.

1.4 The Parties undertake to execute and do and procure to be executed and done all documents, deeds, acts and things as may be necessary, and to obtain all necessary consents, in order to give effect to the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BaiJiaYun Group Ltd

By:________________________

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Aoji Holdings Co., Ltd

For and on behalf of
Aoji Holdings Co., Ltd

....
Authorized Signature(s)

By: 王凤华

Name:

Title: